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                                                                    EXHIBIT 10.5



March 12, 1999
Alan Flohr
22 Brae Burn
Glastonbury, CT 06033

Re: Employment Agreement

Dear Al:

        Digital Impact, Inc. and/or its affiliates (collectively, the "Company") is pleased to offer you the position of Vice President of Sales on the terms set forth below (the "Agreement"), beginning on April 1, 1999.

        As Vice President of Sales, your initial responsibilities will be to manage and grow the Sales department, develop and implement sales strategies, accomplish sales objectives and revenue targets, and such other duties as may be assigned to you by the Company. You will initially report to William Park, in his capacity as President. As a Company employee, you will be expected to abide by all of the Company's policies and procedures, and acknowledge in writing that you have received and read the Company's employee handbook.

        Your initial base salary will be one hundred and sixty-five thousand dollars ($165,000.00) per year, less payroll deductions and withholdings. As an exempt employee, you will be paid on a salary, not hourly basis. Therefore, you will be "exempt" from overtime pay. You will be paid two times per month. In addition, the Company will also provide you with sick leave, personal time, ten
(10) days of paid vacation time, and medical, dental, and other benefits coverage consistent with Company policy for exempt employees. Of course, the Company reserves the right to modify your job duties, compensation and benefits from time to time, as it deems necessary.

        In addition to your base salary, you will be eligible to participate in the Company's standard sales commission program as outlined in the attached Schedule A. Under the terms of the attached schedule, you may receive a sales commission of eighty-five thousand dollars ($85,000.00) upon achieving your sales quota. Sales commissions will be paid quarterly based on all sales collected in that quarter. The sales commission schedule may be adjusted at the Company's discretion on a quarterly basis.

        In compliance with all applicable regulatory requirements, you will receive an incentive stock option to purchase one hundred and fifty thousand (150,000) shares of Common Stock of the Company. The shares subject to the option will vest over a four-year period with 12.5% of such shares vesting at the end of six months and 1/42 of the remaining shares vesting monthly thereafter in accordance with the Company's standard policy. The exercise price of the option will be the fair market value of the Common Stock on the date of grant as determined in good faith by the Board of Directors.

        In the event that your employment is discontinued without "Cause", you will be entitled to a severance package of six (6) months base salary. For this purpose, "Cause" shall mean:



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(i) commission of any criminal act involving moral turpitude or dishonesty, (ii)
any willful act or omission that causes material injury to the Company, (iii) habitual abuse of chemical substance or alcohol, (iv) inability to perform your duties to the reasonable expectation of the President, CEO or the Board of Directors, (v) willful and material breach of the Company's policies, or (vii) material breach of your Proprietary Information and Inventions Assignment Agreement.

     In addition, we are extending additional financial support for your relocation to the Bay Area. The relocation benefits available to you are described below:

     1. At the Company's option, the Company will (i) guarantee a loan of up to two hundred thousand dollars ($200,000.00) with an agreed-upon bank or lending institution.

     2. Moving of typical and customary household goods to your primary residence in California, including one automobile up to six thousand dollars ($6,000.00).

     3. Reimbursement for any points, closing costs, commission, for your relocation as needed up to a maximum of twenty-five thousand dollars ($25,000.00).

     4.   Storage of household goods for up to ninety (90) days.

     5. Temporary living accommodations for a period of up to ninety (90) days at accommodations selected by the Company.

     6.   Substitute automotive transportation for a period of up to thirty
          (30) days or until your personal vehicle arrives, whichever is sooner.

     7. Payment of reasonable expenses related to two house-hunting trips to the Bay Area with your spouse. This would include round-trip airfare, rental car, and per diem meal expenses.

     Should you voluntarily terminate your employment with Digital Impact, or should you be terminated by Digital Impact for cause within one year of the date you start your employment with the Company, you will be responsible for the repayment to Digital Impact of all payments made on your behalf as listed above.

     As a Company employee, you will be expected to abide by the Company rules and regulations, acknowledge in writing that you have read the Company's Employee Handbook, and sign and comply with a Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information and, which prohibits, without the Company's express written consent, engagement in any employment or business activity other than for the Company.

     Your employment with the Company is at-will. This means that you may resign your employment at any time simply by notifying the Company. Likewise, the Company may terminate your employment relationship at any time and for any reason whatsoever, with or without cause or advanced notice, simply by notifying you. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized officer of the Company.

     This Agreement, including the attachments, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it


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supersedes any other such promises, warranties, representations or agreements.
It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

        As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

        To indicate your acceptance of our offer under the terms described above, please sign below and return this letter to me within 72 hours. We look forward to your favorable reply, and to a productive and enjoyable work relationship.

                                        Very truly yours,

                                        DIGITAL IMPACT, INC.



                                        By: /s/ RUTHANN QUINDLEN
                                            ------------------------------
                                            RUTHANN QUINDLEN, Director

Accepted by: ________________________

Date:____________________, 19 ____





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